EXHIBIT (3) (iii)





CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                             OF
         MONMOUTH REAL ESTATE INVESTMENT CORPORATION


     It is hereby certified that:

     1.  The name of the corporation (hereinafter called the
"Corporation")   is   Monmouth   Real   Estate    Investment
Corporation.

     2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article IV(a) thereof and by substituting in lieu of said Article IV(a) the following new Article IV(a):

      "Sixteen Million (16,000,000) shares of Class A Common Stock, with a par value of $0.01 for each share of such stock. In the event of a liquidation of the Corporation, Class A Common Stock shall be entitled to all assets allocated to holders of Common Stock. Class A Common Stock shall be subject to redemption by the Corporation in accordance with Article X of this Certificate".

      3. The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



Signed on July 22, 1999.



               MONMOUTH REAL ESTATE INVESTMENT CORPORATION

               /s/Eugene W. Landy
               Eugene W. Landy
               President